Exhibit 10.8

December 4, 2024

William Staples

Dear William,
I am very pleased to confirm our offer to you of employment with GitLab, Inc. (the “Company”). This letter agreement (“Letter Agreement”) describe the terms of our offer and the benefits currently provided by the Company.

1.Position. You are being offered the position of Chief Executive Officer (CEO), reporting to the Company’s Board of Directors (the “Board”). This is an exempt position based in Utah. While you serve as Chief Executive Officer, you will also serve on the Board. You agree that, in the event you cease to serve as Chief Executive Officer, you shall resign your position as a member of the Board effective no later than your Chief Executive Officer termination date. Your anticipated start date will be on or before December 5, 2024 (your actual commencement of employment with the Company, your “Start Date”).
2.Compensation.
a)Salary. You will be paid an annual base salary of $600,000, payable in semi-monthly installments in accordance with the Company’s standard payroll practices. This compensation will be subject to periodic review.
b)Bonus. You will be eligible to participate in the Company’s Executive and Director performance bonus program pursuant to the terms of that plan. Your actual bonus, if any, will be determined by the Company’s Board of Directors, in its sole discretion, based upon the Company’s performance, and any other considerations it deems relevant. Payment of the bonus, if any, will be subject to your continuous employment with the Company on the date of payment and will be subject to any required payroll deductions and withholdings. The Annual Bonus Target is 100% of your base salary based upon 100% Bonus Plan Overall Achievement.
3.Benefits. You will be eligible to participate in all Company medical, vision, dental and 401(k) benefits made available to employees. The amount and extent of these benefits, including employee-paid premiums, copayments and deductibles, shall be governed by the specific benefit plan, as it may be amended from time to time. In addition, the Company will reimburse you for a portion of your attorneys’ fees incurred in connection with the review, negotiation, drafting and execution of this Letter Agreement, in an amount not to exceed $15,000.
4.Initial Equity Awards.

a)Restricted Stock Units. Subject to approval of the Board, the Company will grant you time-vesting RSUs (the “RSUs”) for a number of shares to be determined by dividing $24,000,000 by (x) the average closing trading price of the Company's Class A Common Stock during the 30 calendar days immediately preceding and including the 5th day of the month the grant was awarded, rounding down to the nearest whole share or (y) the average closing trading price of the Company's Class A Common Stock during the 5 trading days immediately following the most recent quarterly earnings release issued by the Company prior to the date of grant, rounding down to the nearest whole share only if (x) exceeds (y) by more than 25% (the “Equity Conversion Method”).

The RSUs will be granted as soon as reasonably practicable following your Start Date (the “RSUs Grant Date”) and will be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan (the “Plan”) and form of Restricted Stock Unit Agreement thereunder. 12.5% or 2/16ths of the RSUs shall vest on the first Vesting Date, June 15, 2025 (the “First Vesting Date”) and thereafter, following the First Vesting Date, an additional 1/16th of the RSUs will vest at a quarterly cadence on the relevant Vesting Date (i.e., the Vesting Date that occurs in each third month), subject to your continuous Service (as defined in the Plan) on such vesting dates (except as set forth under the Severance Policy, as set forth on Section 6 below). “Vesting Date” means the fifteenth (15th) day of March, June, September and December.

b)Performance Stock Units. Subject to approval of the Board, the Company will grant you performance-based RSUs (“PSUs”) with an aggregate target fair market value of $16,000,000 (as determined pursuant to the Equity Conversion Method) which shall vest in three equal tranches, each representing one-third of the total number of PSUs, based on the satisfaction of applicable Net ARR and Non-GAAP Operating Income Margin goals for each of fiscal years 2026, 2027 and 2028, and subject to your continuous Service (as defined in the Plan) on the relevant certification dates, as further set forth in Exhibit A attached hereto.
The PSUs will be granted as soon as reasonably practicable following your Start Date (the “PSU Grant Date”), and will be granted subject to the terms and conditions of the Plan and form of Performance Stock Unit Agreement thereunder.
5.Annual Equity Awards. You may be eligible for annual equity awards at the discretion of the Compensation Leadership Development Committee and Board. You will first be eligible for annual equity awards in fiscal year 2027.
6.Termination Benefits. You will be eligible to receive change in control and severance payment benefits under the Change in Control and Severance Policy attached hereto as Exhibit B (the “Severance Policy”). In the event of your death or Disability, as defined in the Company’s Death and Disability Policy, any unvested RSUs will accelerate in accordance with that Policy and any unvested PSUs will be forfeited without acceleration.
7.Protection of Confidential and Proprietary Information. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the Company’s interests, as a condition of employment, you must sign and abide by the Company’s standard “Employee Invention Assignment and Confidentiality Agreement. (the “Employee Invention Assignment and Confidentiality Agreement”).
8.No Breach of Obligations to Prior Employers. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to any former employer. You represent that your signing of this Letter Agreement, agreement(s) concerning equity awards granted to you, if any, and the Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.
9.No Competition During Employment. During the period that you render services to the Company, you agree to not engage in any employment, business or activity without the written consent of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. Additionally, during the period you render services to the Company, you will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company or in hiring any employees or consultants of the Company.
10.Use of Name/Likeness. You understand and agree that the Company may use your picture, likeness, image, name, or voice in connection with its website, blog posts, or other Company publicity or business-related activities.
11.At Will Employment. Employment with the Company is for no specific period of time. Should you accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are superseded by this agreement. Further, your participation in any equity award or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and practices, may change from time to time, the “at-will” nature of your employment may be changed only in an express, written employment agreement signed by you and a duly authorized officer of the Company (other than you).
12.Tax Matters. All forms of compensation referred to in this Letter Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
13.Code of Conduct and Ethics. Your employment is contingent on your compliance with the GitLab Code of Business Conduct & Ethics which may be viewed at https://about.gitlab.com/handbook/legal/gitlab-code-of-business-conduct-and-ethics/. Any violations of this Code may result in disciplinary action, up to and including termination of your employment.
14.GitLab Values. GitLab also puts a significant emphasis on its six values of Collaboration, Results for Customers, Efficiency, Diversity and Inclusion, Iteration, and Transparency, in everything we do. Our values give guidelines on how to behave to help us to know how to behave in the organization and what to expect from others. All team members are expected to consistently demonstrate our Values which together spell the CREDIT we give each other by assuming good intent. You can view more information about our values at https://about.gitlab.com/handbook/values/.
15.Location. Your employment with GitLab is conditioned upon your permanent legal residence being near Lehi, Utah. If your permanent legal residence changes from that location you must notify the Company prior to any such changes. Changes to your permanent legal residence could result in a change to your compensation, benefits, and in some circumstances, termination of your employment.
16.Arbitration. To the fullest extent permitted by law, and subject to the limitations on arbitration set forth in subsection (a)(i) and (ii) below, you and the Company (collectively, the “parties”) agree as follows:
a)The parties agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof (the “Arbitrable Claims”), except as follows:

i.This arbitration section does not restrict your right to file (A) claims in court for violation of the California Labor Code, including on a representative action basis under California Labor Code Sections 2698, et seq, or the California Fair Employment and Housing Act; or (B) administrative claims before any government agency where, as a matter of law, you have the right to file such administrative claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, and applicable state and local agencies); and
ii.Each party may seek injunctive relief in court related to the improper use, disclosure or misappropriation of that party’s private, proprietary, confidential and/or trade secret information.
b)For all (i) Arbitrable Claims, and (ii) claims covered by subsection (a)(i) above that you voluntarily elect to adjudicate through arbitration rather that in court, the arbitration shall be conducted in [San Francisco, California] through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.
c)This arbitration section is governed by and will be construed in accordance with the Federal Arbitration Act, 9 U.S.C. 1, et seq. If, for any reason, any term of this arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions of this arbitration provision shall be severable in nature, and remain fully enforceable.
17.Background Check. The Company may conduct a verification of your criminal, education, driving and/or employment background. This offer is contingent upon a satisfactory verification and can be rescinded based upon data received in the verification.
18.Entire Agreement. This Letter Agreement, once accepted, the Employee Invention Assignment and Confidentiality Agreement, and the Severance Policy constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute this Letter Agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.
19.Amendment and Governing Law. This Letter Agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this Letter Agreement and the resolution of any disputes will be governed by the laws of the State of California.
Sincerely,

GitLab Inc.

/s/ Godfrey Sullivan
Godfrey Sullivan
Lead Independent Director

I have read this Letter Agreement and agree to be bound by its terms and conditions.

/s/ William Staples
William Staples
December 4, 2024

Exhibit A
PSU Vesting Schedule

EXHIBIT B

Severance Policy

Severance. In the event that Executive’s employment is involuntarily terminated by the Company for any reason other than Cause or by Executive for Good Reason (each as defined herein) the Company shall continue paying CEO’s salary and benefits (or COBRA, if applicable) for a period of twelve (12) months from CEO’s termination date and the pro-rata portion of CEO’s bonus earned through the date of termination.
CIC Severance. In the event that CEO’s employment is involuntarily terminated by the Company for any reason other than Cause or by CEO for Good Reason, in each case in connection with or within three (3) months prior to or within twelve (12) months following a Corporate Transaction, CEO shall be entitled to CEO’s salary and benefits (or COBRA, if applicable) for a period of eighteen (18) months from CEO’s termination date; the pro-rata portion of CEO’s bonus earned through the date of termination plus the amount of bonus that would have accrued during the severance period; and all equity awards shall become immediately vested, effective as of CEO’s termination date, provided that, notwithstanding Section 21.1(f) of the Company’s 2021 Equity Incentive Plan, the vested and unvested portion of Executive’s equity awards will not be subject to cancellation without consideration in connection with a Corporate Transaction.
The benefits described above shall not apply unless the CEO (i) has executed a general release (substantially in the form prescribed by the Company) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The CEO must execute and return the Release within the time period specified in the form.
“Cause” means any of the following: (a) CEO engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (b) CEO commits a material breach of any written agreement between CEO and the Company that causes harm to the Company, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to CEO from the Company;(c) CEO willfully refuses to implement or follow a legal directive by CEO’s supervisor, directly related to CEO’s duties, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to CEO from the Company; or (d) CEO engages in material misfeasance or malfeasance demonstrated by a continued pattern of material failure to perform the essential job duties associated with CEO’s position, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to CEO from the Company.

“Corporate Transaction” mean any of the following transactions to which the Company is a party: (a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the Stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization (other than in connection with a bona fide equity financing of the Company); (b) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company; or (c) the sale, transfer or other disposition of all or substantially all of the assets of the Company unless the Company’s Stockholders immediately prior to such sale, transfer or other disposition hold (by virtue of securities received in exchange for their shares in the Company) securities of the purchaser or other transferee representing more than 50% of the total voting power of such entity immediately after such transaction.

“Good Reason” means any of the following actions by the Company without CEO’s written consent: (a) a material reduction in CEO’s duties or responsibilities or title or authority that is inconsistent with CEO’s position , which, for the avoidance of doubt and for clarification only, includes the following circumstances: (x) you remain the CEO of the Company but the Company has ceased to be a public company or (y) in connection with an acquisition of the Company, the Company operates as a department, business unit or division of the acquiring company and your duties and responsibilities are performed at the level of this department, business unit or division; (b) the requirement that CEO change his principal office to a facility that increases CEO’s commute by more than thirty (30) miles from CEO’s commute to the location at which CEO is employed prior to such change; or (c) reduction in CEO’s annual base salary or a material reduction in CEO’s employee benefits (e.g., medical, dental, insurance, short and long term disability insurance and 401(k) retirement play benefits, collectively, the “Employee Benefits”) to which CEO is entitled immediately prior to such reduction (other than in connection with a general decrease in the salary or Employee Benefits of all similarly situated employees). CEO will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days of the initial existence of the grounds for “Good Reason”; and if curable the Company shall notify CEO if it elects to attempt to cure, in which case Company shall have a reasonable cure period (but not exceeding thirty (30) days following the notification.) Any termination of employment under this provision must occur within ten (10) days of the earlier of expiration of the Company cure period or written notice from the Company that it will not undertake to cure the condition asserted by the CEO.

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